Exhibit 99.1

RIOT ANNOUNCES FIRST INDUSTRIAL-SCALE IMMERSION-COOLED BITCOIN MINING OPERATION

Riot is Developing 200 MW of Immersion-Cooled Bitcoin Mining Infrastructure at its Whinstone Facility. Immersion Technology Significantly Improves Operational Efficiencies and Provides Enhanced Financial Benefits.

Castle Rock, CO, Oct. 19, 2021 (GLOBE NEWSWIRE) -- Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or “the Company"), a Nasdaq-listed industry leader in Bitcoin mining and hosting, announces the development of 200 megawatts (“MW”) of immersion-cooling technology at its Whinstone facility (“Whinstone”), which to the Company’s knowledge is the Bitcoin mining industry’s first industrial-scale immersion-cooled deployment of Bitcoin mining hardware (“miner(s)”, “ASIC” or “ASICs”).

The development of 200MW of immersion-cooling at industrial-scale is a direct result of the Company’s focus on Bitcoin mining infrastructure development, led by Riot’s leadership team at Whinstone.

“After months of research and development, utilizing partnerships across industries, Riot is proud to be a pioneer in the use of cutting-edge immersion-cooling technology at an unprecedented scale,” said Jason Les, CEO of Riot.  “By leveraging technology, industry-leading low power costs, and economies of scale, Riot intends to continue driving operating and capital efficiencies for its self-mining business and its institutional clients. Due to these efficiencies, we anticipate observing an increase in the Company’s hash rate and productivity through 2022, without having to rely solely on purchasing additional ASICs.”

Riot to Integrate Immersion-Cooling at Whinstone

Of the previously announced 400 MW expansion of Whinstone, 200 MW of the infrastructure is committed to utilizing immersion-cooling technology in Bitcoin mining. This development covers two of the buildings under construction and is expected to host approximately 46,000 S19 Antminers from Riot’s already-purchased miner fleet.

•	Immersion-cooling is an enhanced cooling technique, as compared to standard air-cooling of miners.
•	Two of the four buildings currently under development at Whinstone are devoted to utilizing immersion-cooling technology, which represents 200 MW of immersion-cooled Bitcoin mining capacity.
•	Combined, the two immersion-cooled buildings are expected to host approximately 46,000 S19 series Antminer ASICs.
•	Immersion-cooling technology has never been previously deployed in Bitcoin mining at this scale, to the Company’s knowledge.
•	Primary operational benefits of immersion-cooling include prolonging machine life and reducing maintenance requirements, which facilitates enhancements to ASIC productivity.
•	Initial deployment of ASICs in the immersion-cooled buildings is expected to commence by the 4th quarter of 2021.

Process of Immersion-Cooling

Immersion-cooling is a technique where Bitcoin mining ASICs are submerged in a specialized fluid, which is circulated to keep the ASICs’ integrated circuits operating at lower temperatures. The heat generated by the ASICs is absorbed by the fluid, and the heated fluid is pumped and circulated to assist in dissipating the heat via a secondary heat exchanger. The cooled fluid is then pumped back through the immersion tank.

Benefits of Immersion-Cooling

When immersion-cooled, ASICs operate in a more stable environment, allowing them to run at higher productivity rates. Based on industry data and the Company’s own preliminary immersion-cooling test results, an estimated 25% increase in hash rate is expected, with an estimated potential to increase ASIC performance by as much as 50%.  Riot expects to have more robust test results from the Company’s pilot by the end of Q1 2022. If successful, Riot will be able to leverage its infrastructure development capabilities to increase its Bitcoin mining hash rate without relying solely on purchasing additional mining equipment, resulting in increased operating efficiencies, and thus, capital efficiencies.

About Riot Blockchain, Inc.

Riot Blockchain (NASDAQ: RIOT) focuses on mining Bitcoin, and through Whinstone, its subsidiary, hosting Bitcoin mining equipment for institutional clients.  The Company is expanding and upgrading its mining operations through industrial-scale infrastructure development and latest-generation miner procurement.  Riot is headquartered in Castle Rock, Colorado, and the Whinstone facility operates out of Rockdale, Texas. The Company also has mining equipment operating in upstate New York under a co-location hosting agreement with Coinmint, LLC.  For more information, visit www.RiotBlockchain.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  Forward-looking statements may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. These forward-looking statements may include, but are not limited to, statements about the benefits of the acquisition of Whinstone, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions.  Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, include, but are not limited to: unaudited estimates of BTC production; our future hash rate growth (EH/s); our anticipated benefits of immersion-cooling, our expected schedule of new miner deliveries; our ability to successfully deploy new miners; MW capacity under development;  the integration of the businesses of the Company and Whinstone may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from the acquisition of Whinstone; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding other factors that may cause actual results to differ materially from those expressed or implied by statements in this press release may be found in the Company's filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our other filings with the SEC, including, but not limited to the additional risk factors set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2021, copies of which may be obtained from the SEC's website at www.sec.gov.  All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.